Exhibit 99.1

PRESS RELEASE

Date: March 9, 2020

Cadiz Inc. Completes Agreements to Exchange Outstanding

Convertible Notes Due March 2020 for Preferred Stock and Extend

Maturity Date of Senior Secured Debt to May 2022

Company Reduces Overall Debt Burden by Over One-Half

Company also Completes ATM Offering

(Los Angeles, CA) – Today, Cadiz Inc. (NASDAQ: CDZI) (“Cadiz”, the “Company”), a California business dedicated to sustainable water and agricultural projects, announced that it has entered into agreements with the holders of the Company’s outstanding Convertible Notes due March 2020 (“Convertible Notes”) to exchange approximately $27 million of outstanding principal amount of the Convertible Notes into a new series of convertible preferred stock  that is convertible into common stock no later than March 2025 and has no dividend or required redemption.   All remaining Convertible Notes were converted into common stock prior to their March 5, 2020 maturity date in accordance with their terms and the resulting common stock has been issued and is already outstanding. Concurrent with the exchange agreements, the Company also entered into an option agreement with its senior lender, Apollo Special Situations Fund, L.P., that provides the Company the right to extend the maturity date of its senior mortgage debt (“Senior Debt”) at the Company’s option from the current maturity date of May 2021 to May 2022. In addition, the Company has completed its previously disclosed At the Market Offering, which raised approx. $25 million for its development program and working capital.

As of result of these agreements and following these transactions, the Company has eliminated all convertible debt, which was approximately $74 million at the end of Q3 2019, reduced its overall debt burden by more than one-half, improved its working capital position and obtained the ability to address its Senior Debt over the next two years.

“These agreements and transactions enable a significant improvement to our balance sheet and will allow us to remain focused on executing on important milestones for our water and agricultural projects,” said Scott Slater, Cadiz CEO and President. “We thank our shareholders and lenders for their support of these efforts.”

Armory Securities served as financial advisor to the Company.

The information in this press release is qualified in its entirety by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2020.

About Cadiz Inc.

Founded in 1983, Cadiz Inc. (NASDAQ: CDZI) is a California business dedicated to sustainable water and agricultural projects. We own 70 square miles of property with significant water resources in Southern California and are the largest agricultural operation in San Bernardino, California, where we have sustainably farmed since the 1980s. We are also partnering with public water agencies to implement the Cadiz Water Project, recently named a Top 10 Infrastructure Project that over two phases will create a new water supply for approximately 400,000 people and make available up to 1 million acre-feet of new groundwater storage capacity for the region. Guided by a holistic land management plan, we are dedicated to pursuing sustainable projects and practicing responsible stewardship of our land, water and agricultural resources. For more information, please visit www.cadizinc.com.

Cadiz, Inc.

Courtney Degener
213-271-1603 (o)
703-888-6054 (m)
cdegener@cadizinc.com

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FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, the receipt of additional permits for the water project and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.